SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  March 13, 2001



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                       0-17267              84-1095959
(State or other                  (Commission          (I.R.S. Employer
jurisdiction                     File Number)         Identification No.)
of incorporation)



    999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)                 (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated March 13, 2001, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") Mallon Resources Corporation (Nasdaq: "MLRC") reported today that as of December 31, 2000, the Company's estimated proved oil and gas reserves were 123.3 billion cubic feet of natural gas equivalents ("Bcfe"), a 19% increase over the 103.9 Bcfe of proved reserves reported at year-end 1999. The Company attributed the increase in its reserves to the success of its drilling operations in 2000.
As of December 31, 2000, the discounted present value of the Company's proved reserves, calculated in accordance with Securities and Exchange Commission regulations ("SEC PV-10 Value"), was $393 million, a 443% increase over the $72.4 million SEC PV-10 Value reported for year-end 1999. The Company reports that the substantial increase in SEC PV-10 Value is primarily attributable to high year-end 2000 well-head prices used in making the calculations, which were $8.23 per Mcf for natural gas and $23.83 per barrel for oil. The Company estimates that had the year-end natural gas price been $5.00 per Mcf (Henry
Hub), then the SEC PV-10 Value of the Company's proved reserves would have been approximately $189 million. Reserve replacement from all sources was 375% and finding and development costs from all sources were $0.69 per Mcfe. Approximately 90% of the Company's estimated year-end 2000 proved reserves were natural gas.

     George O. Mallon, Jr., Chairman of the Company, said, "We are pleased to report this increase in our year-end proved reserves. We are currently continuing our drilling program at the East Blanco Gas Field in New Mexico, which we believe will result in increased production and will add to our proved reserves in the years ahead. Since year-end, we have drilled 9 wells. Eight are producers and the one exploratory well drilled on the far south end of East Blanco was dry."

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that affect the Company's business are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver-based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                                  Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Mallon Resources Corporation


March 13, 2001                    By:  _/s/ Roy K. Ross______________________
                                        Roy K. Ross, Executive Vice President

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